UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934


                   FIDELITY NATIONAL INFORMATION SYSTEMS, INC.
                   -------------------------------------------
                                (Name of Issuer)


                    COMMON STOCK, PAR VALUE $0.001 PER SHARE
                    ----------------------------------------
                         (Title of Class of Securities)


                                    31620M106
                                    ---------
                                 (CUSIP Number)


                                December 31, 2006
                                -----------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_] Rule 13d-1(b)

        [_] Rule 13d-1(c)

        [X] Rule 13d-1(d)


   *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

   The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).







SEC 1745 (6-00)

   CUSIP NO. 31620M106                13G                      PAGE 2 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL FNIS Holdings LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            11,411,825
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        11,411,825
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,411,825
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.6%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 3 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Equity (Cayman) Fund V, L.P.
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Cayman Islands
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            124,846
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        124,846
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        124,846
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 4 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Investors Limited Partnership
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            67,821
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        67,821
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        67,821
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        PN
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 5 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        THL Equity Advisors V, LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            11,790,998
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        11,790,998
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,790,998
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 6 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Thomas H. Lee Advisors, LLC
    -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            11,790,998
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        11,790,998
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        11,790,998
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        6.8%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 7 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investment Holdings, LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            71,007
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        71,007
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        71,007
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 8 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company I LLC
    -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            61,018
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        61,018
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        61,018
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

   CUSIP NO. 31620M106                13G                      PAGE 9 OF 22

   -----------------------------------------------------------------------
    1   NAME OF REPORTING PERSON
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Putnam Investments Employees' Securities Company II LLC
   -----------------------------------------------------------------------
    2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                        (a) [X]
                                                        (b) [_]
   -----------------------------------------------------------------------
    3   SEC USE ONLY


   -----------------------------------------------------------------------
    4   CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
   -----------------------------------------------------------------------
                                5  SOLE VOTING POWER

      NUMBER OF                         -0-
       SHARES           --------------------------------------------------
    BENEFICIALLY                6  SHARED VOTING POWER
      OWNED BY
        EACH                            54,481
      REPORTING         --------------------------------------------------
       PERSON                   7  SOLE DISPOSITIVE POWER
        WITH
                                        -0-
                        --------------------------------------------------
                                8  SHARED DISPOSITIVE POWER

                                        54,481
   -----------------------------------------------------------------------
    9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        54,481
   -----------------------------------------------------------------------
    10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [_]

   -----------------------------------------------------------------------
    11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        Less than 1.0%
   -----------------------------------------------------------------------
    12  TYPE OF REPORTING PERSON*

        OO
   -----------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a).     NAME OF ISSUER:

           Fidelity National Information Services, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           601 Riverside Avenue
           Jacksonville, FL  32204

ITEM 2(a).     NAME OF PERSON FILING:

           Thomas H. Lee Equity Fund V, L.P.
           Thomas H. Lee Parallel Fund V, L.P.
           Thomas H. Lee Equity (Cayman) Fund V, L.P.
           Thomas H. Lee Investors Limited Partnership
           THL Equity Advisors V, LLC
           Thomas H. Lee Advisors, LLC
           Putnam Investment Holdings, LLC
           Putnam Investments Employees' Securities Company I LLC
           Putnam Investments Employees' Securities Company II LLC

ITEM 2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

           For the THL Funds:
           c/o Thomas H. Lee Partners, L.P.
           100 Federal Street, 35th Floor
           Boston, MA 02110

           For the Putnam Entities:
           c/o Putnam Investments, LLC
           One Post Office Square
           Boston, MA 02109

ITEM 2(c).     CITIZENSHIP:

           Thomas H. Lee Equity Fund V, L.P. - Delaware
           Thomas H. Lee Parallel Fund V, L.P. - Delaware
           Thomas H. Lee Equity (Cayman) Fund V, L.P. - Cayman Islands
           Thomas H. Lee Investors Limited Partnership - Massachusetts
           THL Equity Advisors V, LLC - Delaware
           Thomas H. Lee Advisors, LLC - Delaware
           Putnam Investment Holdings, LLC - Delaware
           Putnam Investments Employees' Securities Company I LLC - Delaware Putnam Investments Employees' Securities Company II LLC - Delaware




ITEM 2(d).     TITLE OF CLASS OF SECURITIES:

           Common Stock, par value $0.001 per share

ITEM 2(e).     CUSIP NUMBER:

           31620M106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(b), OR 13D-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

           Not Applicable

      (a)  [_]  Broker or dealer registered under Section 15 of the Exchange
                Act;

      (b)  [_]  Bank as defined in Section 3(a)(6) of the Exchange Act;

      (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

      (d) [_] Investment company registered under Section 8 of the Investment Company Act;

      (e)  [_]  An investment adviser in accordance with Rule
                13d-1(b)(1)(ii)(E);

      (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

      (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

      (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

      (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

      (j)  [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.         OWNERSHIP

      (a)   Amount Beneficially Owned:

            Based on existing relationships between the Reporting Persons regarding voting the securities of the Issuer, as described below, the Reporting Persons may be collectively deemed the beneficial owners of 11,790,998 shares, which constitute 6.8% of the shares of the identified class of securities.

            THL FNIS Holdings LLC, a Delaware limited liability company, is the record holder of 11,411,825 shares of the identified class of securities. Thomas
H. Lee Equity (Cayman) Fund V, L.P., a Cayman Islands exempted limited partnership, is the record holder of 124,846 shares of the identified class of securities (together, the "THL Funds").

            As the sole general partner of each of the THL Funds and pursuant to the terms of the Amended and Restated Limited Partnership Agreement of Fund V, which require the Putnam entities to dispose of their shares of the identified class of securities pro rata with the THL Funds, THL Equity Advisors V, LLC, a

Delaware limited liability company, may be deemed to be the beneficial owner of 11,790,998 shares of the identified class of securities, which represents approximately 6.8% of the shares of the identified class of securities.

            As the sole general partner of Thomas H. Lee Partners, L.P. (the sole owner of THL Equity Advisors V, LLC), Thomas H. Lee Advisors, LLC, a Delaware limited liability company, may be deemed to be the beneficial owner of the 11,790,998 shares of the identified class of securities, which represents approximately 6.8% of the Issuer's outstanding common stock.

            Thomas H. Lee Investors Limited Partnership, a Delaware limited partnership, is the record holder of 67,821 shares of the identified class of securities.

            Putnam Investments Employees' Securities Company I LLC, a Delaware limited liability company, ("Putnam I") is the record holder of 61,018 shares of the identified class of securities. Putnam Investments Employees' Securities Company II LLC, a Delaware limited liability company, ("Putnam II") is the record holder of 54,481 shares of the identified class of securities.

            As the managing member of each of Putnam I and Putnam II, and the record holder of 71,007 shares of the identified class of securities, Putnam Investment Holdings, LLC, a Delaware limited liability company, ("Holdings" and together with Putnam I and Putnam II, the "Putnam Entities") may be deemed to be the beneficial owner of 186,506 shares of the identified class of securities.


      (b)   Percent of Class:

            See Item 11 of each cover page.

      (c)   Number of Shares as to which Such Person has:

            (i) Sole power to vote or to direct the vote: See Item 5 of each cover page

            (ii) Shared power to vote or to direct the vote: See Item 6 of each cover page

            (iii) Sole power to dispose or to direct the disposition of: See
                  Item 7 of each cover page

            (iv)  Shared power to dispose or to direct the disposition of: See
                  Item 8 of each cover page


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [_].

ITEM 6.     OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

            Not Applicable.  See Item 4(a) above.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

            Not Applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

            See Item 2(a).

ITEM 9.    NOTICE OF DISSOLUTION OF GROUP

           Not Applicable.

ITEM 10.   CERTIFICATION

           Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b) or Rule 13d-1(c).

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.                THOMAS H. LEE EQUITY FUND V, L.P.
                                          By:  THL Equity Advisors V, LLC,
                                            its General Partner


                                          By:  /s/ Charles P. Holden
                                            -----------------------------------
                                            Name: Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.                THOMAS H. LEE PARALLEL
FUND V, L.P.

                                          By:  THL Equity Advisors V, LLC,
                                               its General Partner




                                          By:  /s/ Charles P. Holden
                                            -----------------------------------
                                            Name: Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THOMAS H. LEE EQUITY
                                          (CAYMAN) FUND V, L.P.

                                          By:  THL Equity Advisors V, LLC,
                                               its General Partner




                                          By: /s/ Charles P. Holden
                                            ----------------------------------
                                            Name: Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THOMAS H. LEE INVESTORS
                                          LIMITED PARTNERSHIP

                                          By:  THL Investment Management Corp.,
                                               its general partner

                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name: Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THL EQUITY ADVISORS V, LLC


                                          By:  /s/ Charles P. Holden
                                            ------------------------------------
                                            Name: Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.


      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE


      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          THOMAS H. LEE ADVISORS, LLC


                                          By:  /s/ Charles P. Holden
                                            -----------------------------------
                                            Name: Charles P. Holden
                                            Title:   Assistant Treasurer




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          PUTNAM INVESTMENT HOLDINGS, LLC

                                          By:  Putnam Investments, LLC,
                                               its Managing Member


                                          By:  /s/ Robert T. Burns
                                             -----------------------------
                                            Name: Robert T. Burns
                                            Title:   Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                   SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY I LLC,

                                          By:  Putnam Investment Holdings, LLC,
                                               its Managing Member

                                          By:  Putnam Investments, LLC,
                                               its Managing Member


                                          By:  /s/ Robert T. Burns
                                            -------------------------------
                                            Name: Robert T. Burns
                                            Title:   Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)

                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  February 15, 2007.
                                          PUTNAM INVESTMENTS EMPLOYEES'
                                          SECURITIES COMPANY II LLC,

                                          By:  Putnam Investment Holdings, LLC,
                                               its Managing Member

                                          By:  Putnam Investments, LLC,
                                               its Managing Member


                                          By:  /s/ Robert T. Burns
                                            ---------------------------------
                                            Name: Robert T. Burns
                                            Title:   Managing Director




The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss.240.13d-7(b) for other parties for whom copies are to be sent.

      ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)